Exhibit 99.1

Restoration Hardware, Inc. Announces Third Quarter Comparable Store Sales Up 14.8%

Direct-to-Customer Sales Increase 66.2%

CORTE MADERA, Calif.—November 7, 2002— Restoration Hardware, Inc. (NASDAQ: RSTO) today announced net sales for the third quarter ended November 2, 2002 of $90.7 million, an increase of 20.1% from net sales of $75.5 million for the same period a year ago. Comparable store sales for the third quarter of 2002 increased 14.8% from the third quarter of the prior year. Sales for the direct-to-customer division, which includes catalog and Internet sales, increased 66.2% in the third quarter of 2002 as compared to the same period a year ago.

Company Updates Earnings per Share Guidance for Third and Fourth Quarter:

The Company expects a loss of approximately $0.08 per share for the third quarter. This compares to the Company’s prior guidance of a loss of $0.05 to $0.06 per share, and a loss of $0.36 per share in the same period a year ago. The variance is due to lower than expected merchandise margins resulting from better than expected customer acceptance of the Company’s recently introduced private label credit card, which was marketed with a “10% off first purchase” offer.

The Company is confirming its previous guidance for fourth quarter earnings of $0.41 to $0.42 per share, as compared to a loss of $0.45 per share in the fourth quarter a year ago.

As of November 2, 2002 the Company operated 105 retail stores in 31 states, the District of Columbia and Canada.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning or relating to implications of the Company’s sales, margins, and earnings per share results for the third quarter ended November 2, 2002 and fourth quarter ending February 1, 2003, and other statements containing words such as “believes,” “anticipates,” “estimates,” “expects,” “may,” “intends” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the

Company’s current programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the second quarter of fiscal 2002 in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the captions “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results.” Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.
Kevin W. Shahan
Vice President and Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax